Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Friday, August 29, 2003

PRECISION OPTICS CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the fourth quarter of fiscal year 2003 ended June 30, 2003. All shares and per share data reflect the effects of a 1-for-6 reverse stock split that became effective on January 29, 2003.

Fourth Quarter Operating Results

Revenues – For the quarter ended June 30, 2003, revenues were $363,947 compared to $600,977 for the same period last year, a decrease of 39.4%.  Revenues in the quarter ended June 30, 2003 were adversely affected by the loss of business from a key stereo endoscope customer, as described below.

Net Loss – For the quarter ended June 30, 2003, net loss was $1,008,172 or $0.58 per basic and diluted share, down $323,090, or 24.3% from the net loss of $1,331,262, or $0.76 per share, for the same period last year.  The weighted average common shares outstanding were 1,752,052 during both periods.

Special Charges – Net loss for the quarter ended June 30, 2003 included a provision for asset impairment of $123,511.  Net loss for the same period last year included a provision for asset impairment and restructuring of $332,393.

Cash Usage:  Cash and cash equivalents decreased by approximately $284,000 for the quarter ended June 30, 2003, the lowest quarterly cash usage in 2½ years.  This compares to a decrease in cash and cash equivalents of approximately $801,000 for the preceding quarter ended March 31, 2003.

Fiscal Year 2003 Operating Results

Revenues – For the year ended June 30, 2003, revenues were $2,399,217 compared to $1,774,283 for the same period last year, an increase of 35.2%.  The increase in revenues for the year ended  June 30, 2003 was due primarily to higher sales of stereo endoscope products.

Net Loss – For the year ended June 30, 2003, net loss was $2,927,762, or $1.67 per basic and diluted share, down $7,045,680 or 70.6%, from the net loss of $9,973,442, or $5.69 per share, for the year ended June 30, 2002.  The weighted average common shares outstanding were 1,752,052 during both periods.

Special Charges – Net loss for the year ended June 30, 2003 included a provision for asset impairment and restructuring of $176,642.  Net loss for the year ended June 30, 2002 included a provision for asset impairment, restructuring and inventory writedown totaling $4,985,021.

Cash Usage – Cash and cash equivalents decreased by approximately $2,321,000 for the year ended June 30, 2003, compared to a decrease of approximately $4,705,000 for the year ended June 30, 2002, a 50% improvement.

Customer Relationships

As previously announced, the Company has received orders totaling approximately $335,000 from a new customer for production of a specialty endoscope used for cardiac surgical applications.  Due to certain design changes requested by the customer, only a small portion of these orders (representing approximately $21,000) was delivered during the quarter ended June 30, 2003.  The balance of the current orders is  expected to be delivered during the quarter ending September 30, 2003, and additional follow-on orders for this product are anticipated.

To date, this new customer relationship has partially offset the loss of business from the Company’s major stereo endoscope customer, as previously announced.  The Company continues to believe strongly in the market potential of its advanced endoscope technology, and continues development of a new generation of stereo endoscopes for consideration by this customer, as well as non-stereo products for other customers.

Provision for Asset Impairment and Restructuring

The provision for asset impairment and restructuring of $123,511 and $176,642 in the quarter and year ended June 30, 2003, respectively, consists of (1) employee severance benefits paid of $53,131 resulting from the October 2002 workforce reduction of 16% or six employees, and (2) a provision for asset impairment of $123,511 recorded in the quarter ended June 30, 2003, representing a further writedown of assets held for sale, which reflects the continuing deterioration in the market for used telecommunication equipment.

Cash Flow and Expenditures

Cash and cash equivalents decreased by approximately $284,000 for the quarter ended June 30, 2003, compared to a decrease of approximately $801,000 for the quarter ended March 31, 2003.  This lower quarterly use of cash is attributable primarily to higher customer receivables resulting from the higher sales level in the quarter ended March 31, 2003 that were collected during the quarter ended June 30, 2003.  As a result of the lower shipments in the quarter ended June 30, 2003, cash receipts in the quarter ending September 30, 2003 are expected to be significantly lower than the previous quarter.

Capital equipment expenditures during the year ended June 30, 2003 were approximately $28,000, down 69% from the year ended June 30, 2002.  Future capital expenditures will be dependent upon future sales and the success of on-going research and development efforts.

For the quarter ended June 30, 2003, research and development expenses were approximately $333,000, down 6.2% from the $355,000 in the quarter ended June 30, 2002. To date in the Company’s new fiscal year, R&D expenses are continuing to run at this lower level, but will ultimately depend upon the Company’s assessment of new product opportunities.

Outlook

The Company expects its recent pattern of quarter-to-quarter revenue fluctuations to continue, due to the uncertain timing of individual orders and their size in relation to total revenues. On a year-over-year basis, several measures of the Company’s financial health have shown significant improvement, which the Company attributes to a combination of cost control measures and improving conditions in some markets. The Company remains confident in the value of its technology and expertise both in medical and surgical applications and elsewhere. In addition, despite strict controls on R&D spending, the Company continues to move forward with new products and technical innovations.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems.  The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.  Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products.  The Company’s Internet Website is www.poci.com.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED

June 30, 2003 AND 2002

(UNAUDITED)

	— THREE MONTHS —		—TWELVE MONTHS—
	2003	2002	2003	2002

REVENUES	$363,947	$600,977	$2,399,217	$1,774,283
COST OF GOODS SOLD	465,052	684,251	2,072,238	3,123,196
Gross Profit (Loss)	(101,105)	(83,274)	326,979	(1,348,913)
RESEARCH and DEVELOPMENT	332,610	354,582	1,235,252	2,270,880
SELLING, GENERAL and ADMINISTRATIVE EXPENSES	460,929	578,780	1,881,313	2,079,994
PROVISION FOR ASSET IMPAIRMENT and RESTRUCTURING	123,511	332,393	176,642	4,445,021
LOSS ON SALE OF ASSETS HELD FOR SALE	—	—	19,171	—
Total Operating Expenses	917,050	1,265,755	3,312,378	8,795,895
Operating Loss	(1,018,155)	(1,349,029)	(2,985,399)	(10,144,808)
INTEREST INCOME	11,020	25,591	65,443	192,241
INTEREST EXPENSE	(125)	(6,912)	(6,894)	(19,963)
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,007,260)	(1,330,350)	(2,926,850)	(9,972,530)
PROVISION FOR INCOME TAXES	912	912	912	912
NET LOSS	$(1,008,172)	$(1,331,262)	$(2,927,762)	$(9,973,442)
Basic and Diluted Loss Per Share (1)	$(0.58)	$(0.76)	$(1.67)	$(5.69)
Weighted Average Common Shares Outstanding (1)	1,752,052	1,752,052	1,752,052	1,752,052

(1) After giving effect to a 1-for-6 reverse stock split that became effective on January 29, 2003.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

	June 30, 2003	June 30, 2002
CURRENT ASSETS
Cash and Cash Equivalents	$3,504,414	$5,825,601
Accounts Receivable, Net	191,669	374,499
Inventories	1,257,288	1,009,009
Refundable Income Taxes	—	13,849
Prepaid Expenses	91,213	93,574
Assets Held for Sale	152,550	847,696
Total Current Assets	5,197,134	8,164,228
PROPERTY AND EQUIPMENT	4,013,680	3,983,698
Less: Accumulated Depreciation	(3,723,350)	(3,492,403)
Net Property and Equipment	290,330	491,295
OTHER ASSETS	236,156	224,516
TOTAL ASSETS	$5,723,620	$8,880,039
LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$534,017	$746,524

CAPITAL LEASE OBLIGATION AND OTHER	1,555	17,705
STOCKHOLDERS’ EQUITY
Common Stock, $.01 par value- Authorized — 20,000,000 shares Issued and Outstanding – 1,752,052 shares at June 30, 2003 and 2002 (1)	17,521	17,521
Additional Paid-in Capital (1)	27,770,175	27,770,175
Accumulated Deficit	(22,599,648)	(19,671,886)
Total Stockholders’ Equity	5,188,048	8,115,810
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,723,620	$8,880,039

(1)           After giving effect to a 1-for-6 reverse stock split that became effective on January 29, 2003.

Forward-looking statements contained in this news release, including those related to the Company’s products under development and revenue estimates, are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products, the risks associated with reliance on a few key customers; the Company’s ability to maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2002.

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